Exhibit 10.40
DATED _______________
[                ]
and
MIE HOLDINGS CORPORATION

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT
THIS AGREEMENT is made by deed the [•] day of 2009
BETWEEN:
(1)	MIE HOLDINGS CORPORATION, an exempted company incorporated with limited liability in the Cayman Islands whose registered offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104 (the “Company”); and

(2)	[ ], an individual whose passport number is [___] (the “Executive”).

1.	INTERPRETATION

1.1	The headings and marginal headings to the clauses are for convenience only and have no legal effect.

1.2	Any reference in this Agreement to any act or delegated legislation includes any statutory modification or re-enactment of it or the provision referred to.

1.3	In this Agreement:

“Board”	means the board of directors for the time being of the Company and includes any committee of the Board duly appointed by it.

“Confidential Business Information”	means all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the business methods, corporate plans, finances, research, development projects of the Company; details of customers or potential customers of the Company, the nature of customers’ business operations, all confidential aspects of customers’ business relationships with the Company; all and any trade secrets, secret formulae, inventions, designs of the Company or other confidential technical information relating to the creation, production or supply of any past, present or future product or service of the Company, and other information to which the Company attaches an equivalent level of confidentiality or in respect of which it owes an obligation of confidentiality to a third party.

“Effective Date”	has the meaning given to such term in Clause 2.2.

“Group Company”	means a subsidiary and any other company which is for the time being a holding company of the Company or another subsidiary of any such holding company.

“Hong Kong”	Hong Kong Special Administrative Region.

“Key Employee”	means any person who immediately prior to Termination was an officer employee or consultant reporting directly to the Board or any board of directors of any Relevant Group Company with whom the Executive worked closely at any time during the period of 12 months prior to Termination.

“Pre-Contractual Statement”	means any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the Executive’s employment under this Agreement which is not expressly set out in this Agreement or any documents referred to in it.

“Relevant Group Company”	means any Group Company (and, if applicable, its predecessors in business) for which the Executive performed services to a material degree or in which he held office at any time during the 12 months prior to Termination.

“Termination”	means the date of termination of the Appointment.
1.4	Words importing one gender include the other gender and words importing the singular include the plural and vice versa.

1.5	Any reference to the Executive shall if appropriate include his personal representatives.

2.	APPOINTMENT AND DURATION

2.1	The Company appoints the Executive and the Executive agrees to act as [•] of the Company on the terms set out in this Agreement (the “Appointment”).

2.2	The Appointment shall commence on [•] (the “Effective Date”) and continue until [•] and be automatically extended for one year period on [• ] and each one year anniversary thereafter unless (i) the Company or the Executive notifies the other party of its election not to renew the Appointment at least six (6) months prior to such automatic renewal (in which case the Appointment shall not be renewed) or (ii) the Appointment is terminated according to Clause 9 of this Agreement.
2.3	The Executive hereby represents and warrants that:
(a)	he has the legal capacity to execute and perform this Agreement, and this Agreement is a valid and binding agreement enforceable against him according to its terms;

(b)	the execution and performance of this Agreement by him does not violate the terms of any existing agreement or understanding, written or oral, to which the Executive is a party or any judgment or decree to which the Executive is subject;

(c)	he knows of no reason why he is not physically or legally capable of performing his obligations under this Agreement in accordance with its terms.
2.4	The Company shall assist the Executive in obtaining any necessary work permit or any other approval in order for the Executive to perform his duties under this Agreement.

2.5	The Executive hereby agrees to indemnify the Company and any Group Company and shall hold harmless the Company and any Group Company from and against any liability, loss, cost or expense, including, without limitation, reasonable attorneys’ fees and expenses, incurred by the Company or any Group Company by reason of the inaccuracy of the Executive’s representations and warranties set forth in Clause 2.3.

3.	DUTIES OF THE EXECUTIVE

3.1	In the course of his role as [•] of the Company, the Executive is responsible for overseeing the operations of the Company and any Group Company.

3.2	The Executive’s duties are those customarily performed and held by such an officer, with respect to the business of the Company and any Group Company. Such duties shall include, without limitation:
(a)	providing technical expertise to the Company and any Group Company with respect to offshore oil production sharing contracts including advising or any policy-based technical consultations for such contracts; and

(b)	undertaking such additional or other duties as the Company may from time to time reasonably direct.
3.3	In his capacity as [•] of the Company, the Executive shall at all times during the Appointment:
(a)	devote the whole of his time, attention and ability to the duties of his Appointment;

(b)	faithfully and diligently perform the duties and exercise the powers which the Board and the Chief Executive Officer of the Company may from time to time assign to or vest in him;

(c)	use his best endeavours to promote, protect, develop and extend the business of the Company;

(d)	in the discharge of such duties and in the exercise of such powers observe and comply with all resolutions, regulations and all directions by the Board and the Chief Executive Officer of the Company;

(e)	in the absence of any specific directions of the Board and the Chief Executive Officer of the Company (but subject always to the constitutional documents of the Company) have the general control and management of the business of the Company;

(f)	keep the Board and the Chief Executive Officer of the Company promptly and fully informed (in writing if so required) of his actions and activities in the performance of his duties and provide such explanations as the Board and the Chief Executive Officer of the Company may require;

(g)	not at any time make any untrue or misleading statement in relation to the Company;

(h)	carry out his duties and exercise his powers jointly with any other person or persons appointed or that may be appointed by the Board and the Chief Executive Officer of the Company to act jointly with him;

(i)	report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company to the Board and the Chief Executive Officer of the Company immediately on becoming aware of it;

(j)	consent to the Company monitoring and recording any use that he makes of the Company’s electronic communications systems for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes;

(k)	comply with any electronic communication systems policy that the Company may issue from time to time;

(l)	conform to such hours of work as may be reasonably required of him by the Company; and

(m)	loyally, well and faithfully serve the Company and endeavour to promote its interests.
3.4	During the Appointment, the Executive shall not:
(a)	solicit the employment or engagement of any Key Employee in a business which is in competition with the Company or any Relevant Group Company (whether or not such person would breach their contract of employment or engagement by reason of leaving the service of the business in which they work);
(b)	(save as a representative of the Company or with the prior written approval of the Chairman of the Board and the Chief Executive Office of the Company) whether directly or indirectly, paid or unpaid, be engaged or concerned in the conduct of, be or become an employee, agent, partner, consultant or director of or assist or have any financial interest in, any other actual or prospective business or profession which is in competition with the business carried on by the Company or any Group Company and which may interfere, conflict or compete with the proper performance of the Executive’s obligations to the Company; and

(c)	take any action to disparage or criticize the Company or any Group Company or any of their employees, officers, directors, owners or customers or to engage in any other action that injures or hinders the business relationships of the Company or any Group Company.
3.5	The Executive shall be permitted to hold shares or securities of a company any of whose shares or securities are quoted or dealt in on any recognised investment exchange provided that any such holding shall not exceed five per cent. of the issued share capital of the company concerned and is held by way of a bona fide investment only (“Investment”).

3.6	The Executive shall disclose to the Board all matters relating to his spouse (or anyone living as such), their children, stepchildren, parents or any trust or firm whose affairs or actions he controls which, if they applied to the Executive, would contravene Clause 3.4 or Clause 3.5 to the extent that he has actual knowledge of such matters.

4.	PLACE OF WORK

4.1	The Executive shall perform his duties at any place which the Board may require for the proper performance and exercise of his duties and powers and he may be required to travel on the business of the Company or any Group Company anywhere in the world.

5.	PAY

5.1	During the Appointment, the Company shall pay to the Executive a salary at the rate of ______ per annum (the “Basic Salary”) which shall accrue day to day and which shall be payable by equal monthly instalments on or before the last day of every month in arrears. The Basic Salary shall be deemed to include any fees receivable by the Executive as a director of the Company or any Group Company or of any other company or unincorporated body in which he holds office as nominee or representative of the Company or any Group Company.

5.2	The Basic Salary shall be reviewed by the Board annually, the first such review to take place on [•]. The Company is under no obligation to award an increase following a Basic Salary review. There will be no review of the Basic Salary after notice has been given by either party to termination of the Appointment.

5.3	In addition to the Basic Salary, on each anniversary of the Effective Date, the Company may pay to the Executive an annual bonus in an amount not to exceed [•], as determined by the Board upon the recommendation of the Chief Executive Officer of the Company.

6.	TAX

6.1	The Executive shall be responsible for the payment of all tax and social contributions which he is liable to pay in respect of payments received from the Company and otherwise. The Company or its PRC entity may withhold income tax in respect of the Executive’s salary and bonus and shall pay such withheld amounts directly to the relevant taxation authorities.

6.2	The Executive shall report his annual individual income tax according to applicable laws and regulations.

6.3	The Company shall make a reasonable effort to explore with the Executive reasonable mechanisms by which to reduce the Executive’s effective tax rate, but the Company shall be under no obligation to pursue any specific request of the Executive in respect of the Executive’s tax obligations.

7.	HOLIDAY

The Company’s holiday year runs from January 1 to December 31. In addition to the regularly scheduled Company holidays as may be established from time to time, the Executive is entitled during the continuance of the Appointment to a minimum of 15 working days’ (equivalent to 3 working weeks) paid holiday in each holiday year, or such longer period as applicable to senior executives of the Company under the Corporate Policy of the Company, to be taken at such times and in such manner as shall have been approved by the Board.

8.	CONFIDENTIALITY

8.1	In relation to any Confidential Business Information of the Company which the Executive has obtained by virtue of his Appointment, the Executive shall not either during his Appointment or at any time after its termination:
(a)	disclose to any person or persons (except to those authorised by the Company to know or as otherwise required by law) such Confidential Business Information;

(b)	use for his own purposes or for any purposes other than those of the Company such Confidential Business Information; or

(c)	through any failure to exercise all due care and diligence cause any unauthorised disclosure of such Confidential Business Information.
These restrictions shall cease to apply to information or knowledge which has become available to the public generally without requiring a significant expenditure of labour, skill or money, otherwise than through a breach by the Executive of his obligations under this Clause 8.

8.2	The provisions of Clause 8.1 shall apply with the necessary changes in relation to the Confidential Business Information of each Group Company which the Executive may have received or obtained during his Appointment. The Executive shall, if requested, enter into an enforceable agreement with any such company to the like effect.

8.3	All notes, memoranda and other records (whether or not recorded in documentary form or on a computer disk or tape) which are acquired, received or made by the Executive relating to the business of the Company or any Group Company shall be and remain the property of the Company or any Group Company to whose business they relate and shall be delivered by him to the Company to which they belong and shall be deleted from any computer disks or tapes or other reusable material in his possession or under his control forthwith upon demand or upon termination of this Agreement however caused. The Executive will provide a signed statement that he has complied fully with his obligations under this Clause 8.3.

8.4	The Executive shall not, without the prior written consent of the Board, either directly or indirectly publish any opinion, fact or material or deliver any lecture or address or participate in the making of any film, radio broadcast or television transmission or internet communication or communicate with any representative of the media or any third party relating to the business or the affairs of the Company or any Group Company or to any of its or their officers, employees, customers/clients, suppliers, distributors, agents or shareholders or to the development or exploitation of inventions or copyright works. For purposes of this Clause 8, media shall include television (terrestrial, satellite and cable), radio, newspapers, the internet and other journalistic publications.

9.	TERMINATION OF AGREEMENT

9.1	Either the Company or the Executive may terminate this Agreement by giving the other party a notice of termination in writing six (6) months (or payment in lieu thereof) prior to the date of termination (the “Termination Date”).

9.2	The Company may terminate the Appointment without notice or payment in lieu of notice if the Executive:
(a)	commits any serious or persistent breach of any of the provisions contained in this Agreement;

(b)	commits any act of gross misconduct or repeats or continues (after written warning) any other serious breach of his obligations under this Agreement or refuses or neglects to comply with any reasonable and lawful directions of the Board; or

(c)	is guilty of any conduct or wilful neglect in the discharge of his duties; or

(d)	is convicted of any criminal offence punishable with six months or more imprisonment (excluding a road traffic offence for which he is not sentenced to any term of imprisonment whether immediate or suspended); or

(e)	commits any act of dishonesty whether relating to the Company, any Group Company, any of its or their employees or otherwise; or

(f)	becomes permanently incapacitated by accident or ill-health from performing his duties under this Agreement. For purposes of this sub-clause, incapacity for six consecutive months, or for an aggregate of six months in any period of twelve months, shall be deemed permanent incapacity; or

(g)	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(h)	is in the reasonable opinion of the Board incompetent in the performance of his duties; or

(i)	if the Executive is certified of unsound mind by a duly qualified medical practitioner appointed by the Company; or

(j)	if the Executive becomes prohibited by law from being a director.
9.3	The rights of the Company under Clause 9.2 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this Agreement by the Executive as having brought the Agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

9.4	On the termination of this Agreement for whatever reason the Executive shall immediately:
(a)	resign (without prejudice to any claims which the Executive may have against any company arising out of this Agreement or the termination thereof) from all and any offices which he may hold as a director of the Company or of any Group Company and from all other appointments or offices which he holds as nominee or representative of the Company or any Group Company and in the event of his failure so to do the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and deliver such resignation or resignations to the Company and to any Group Company of which the Executive is at the material time a director or other officer; and

(b)	deliver to the Company at its registered office or any other place the Company may reasonably nominate or to its order all books, documents, papers (including copies), computer disks and tapes, keys and other tangible property of or relating to the business of the Company or any Group Company then in his possession or which are or were last under his power or control.
9.5	The Company may deduct from any sums owed to the Executive all sums which he from time to time owes the Company or any Group Company.

9.6	The Company may terminate the Appointment as provided in this Clause 9 or under Clause 2.2 at any time, even if such termination results in the Executive losing any existing or prospective benefits.

10.	POST TERMINATION OBLIGATIONS OF THE EXECUTIVE

10.1	The Executive covenants to the Company (for itself and as trustee for each Group Company) that he shall not for the following periods after Termination howsoever arising (but excluding repudiatory breach of this Agreement by the Company) directly or indirectly, either alone or jointly with or on behalf of any third party and whether on his own account or as principal, partner, shareholder, director, employee, consultant or in any other capacity whatsoever:
(a)	for twelve (12) months after the Termination Date solicit the employment or engagement of any Key Employee in a business which is in competition with the Company or any Relevant Group Company (whether or not such person would breach their contract of employment or engagement by reason of leaving the service of the business in which they work);

(b)	without the prior written consent of the Company, for six (6) months following the Termination Date (the “Initial Six-month Period”) whether directly or indirectly, paid or unpaid, be engaged or concerned in the conduct of, be or become an employee, agent, partner, consultant or director of or assist or have any financial interest in, any other actual or prospective business or profession;

(c)	for the following six (6) month period after the expiration of Initial Six-month Period, whether directly or indirectly, paid or unpaid, be engaged or concerned in the conduct of, be or become an employee, agent, partner, consultant or director of or assist or have any financial interest in, any other actual or prospective business or profession which is in competition with the business carried on by the Company or any Group Company;

(d)	take any action to disparage or criticize the Company or any Group Company or any of their employees, officers, directors, owners or customers or to engage in any other action that injures or hinders the business relationships of the Company or any Group Company; and

(e)	represent himself as being in any way connected with or interested in the business of the Company or any Relevant Group Company.
10.2	While the restrictions are considered by the parties to be fair and reasonable in the circumstances, it is agreed that if any of them should be judged to be void or ineffective for any reason, but would be treated as valid and effective if part of the wording was deleted or the period or area was reduced in scope, they shall apply with such modifications as necessary to make them valid and effective.

10.3	The Executive will (at the request and cost of the Company) enter into a direct agreement with any Group Company under which he will accept restrictions corresponding to the restrictions contained in this Clause 10 (or such as will be appropriate in the circumstances) in relation to such Group Company.

10.4	Without prejudice to any other rights or remedies that the Company or the Executive may have, the Company and the Executive acknowledge and agree that damages may not be an adequate remedy for any breach of this Clause 10 and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision.

10.5	The provisions of this Clause 10 will not prevent the Executive from holding an Investment.

10.6	If the Executive is offered employment or a consultancy arrangement with a third party at any time during the Appointment or in the twelve (12) months following Termination (however arising), he will supply that third party with a full copy of this Agreement.

10.7	Each of the obligations in this Clause 10 is an entire, separate and independent restriction on the Executive, despite the fact that they may be contained in the same phrase and if any part is found to be invalid or unenforceable the remainder will remain valid and enforceable.

11.	NO RIGHTS TO PAYMENTS

The Executive shall under no circumstances have any option or right to require payments hereunder otherwise than in accordance with the terms of this Agreement (other than those to which the Executive is entitled under applicable law).

12.	PRIOR AGREEMENTS

This Agreement sets out the entire agreement and understanding of the parties and is in substitution for any previous contracts of employment or for services between the Company or any Group Company and the Executive (which shall be deemed to have been terminated by mutual consent). In entering into this Agreement neither party nor any Group Company has relied on any Pre-Contractual Statement. The only remedy available to each party for breach of this Agreement shall be for breach of contract under the terms of this Agreement and no party shall have any right of action against any other party in respect of any Pre-Contractual Statement. Nothing in this Agreement shall, however, operate to limit or exclude any liability for fraud.

13.	ACCRUED RIGHTS

The expiration or termination of this Agreement however arising shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after then and shall be without prejudice to any accrued rights or remedies of the parties.

14.	NOTICES

Any notice to be given by a party under this Agreement must be in writing and must be given by delivery at or sending first class post or other faster postal service, facsimile transmission or other means of telecommunication in permanent written form (provided the addressee has his or its own facilities for receiving such transmissions) to the last known postal address or relevant telecommunications number of the other party. Where notice is given by sending in a prescribed manner it shall be deemed to have been received when in the ordinary course of the means of transmission it would be received by the addressee. To prove the giving of a notice it shall be sufficient to show it was despatched. A notice shall have effect from the sooner of its actual or deemed receipt by the addressee.
15.	SEVERANCE

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, but without regard to its principles of conflicts of laws. All disputes, claims or proceedings between the parties arising in connection with or relating to this Agreement shall be subject to the non-exclusive jurisdiction of the Hong Kong courts.

IN WITNESS whereof this Agreement has been executed as a deed on the date first above written.

Signed as a deed by	)
[ ]	)
in the presence of:	)

Witness name:

Witness address:

Witness occupation:

Signed as a deed by	)
MIE HOLDINGS CORPORATION	)
acting by [name] a director and [name] a	)
director/secretary	)

Signature of director:

Name of director:

Signature of director/secretary:

Name of director/secretary: